EXHIBIT 5

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 689-4441 Fax: (561) 478-1817 www.harriscramer.com

April 22, 2005

LoyaltyPoint, Inc.

3885 Crestwood Parkway, Suite 550,

Duluth, Georgia 30096

Attention: Mr. Paul Robinson, Chief Executive Officer

Re:

LoyaltyPoint, Inc. / Form S-8

Dear Mr. Robinson:

You have advised us that LoyaltyPoint, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 8,000,000 shares of common stock, $.001 par value per share, issuable under the Company’s 2004 Stock Plan and 4,036,096 shares of common stock issuable pursuant to three non-plan option agreements.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of April 21, 2005, the Company’s authorized capital consists of 200,000,000 shares of common stock, $.001 par value, of which 103,165,884 shares are issued and outstanding, and 50,000,000 shares of preferred stock, $.001 par value, of which 30,769,234 shares are issued or outstanding. You have further advised us that the Company has received valid consideration for the issuance of these shares.

After having examined the Company’s certificate of incorporation, as amended, bylaws, minutes and the 2004 Stock Plan (the “Plan”), and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, and the unissued securities to be offered by the Company itself pursuant to the Registration Statement will be, when offered and sold as provided in the Plan and the option agreements, fully paid and non-assessable, duly authorized and validly issued.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP